Exhibit 5.1

Sean M. Clayton

+1 858 550 6034

sclayton@cooley.com

December 15, 2015

MannKind Corporation

25134 Rye Canyon Loop, Suite 300

Valencia, CA 91355

Ladies and Gentlemen:

You have requested our opinion, as counsel to MannKind Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the selling stockholders named in the Prospectus Supplement (defined below) of up to 159,303 shares (the “Shares”) of the Company’s common stock, par value $0.01 (“Common Stock”), issuable upon the exercise of certain warrants to purchase Common Stock (the “Warrants”), pursuant to the Registration Statement on Form S-3 (No. 333-206778) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the offer and sale of the Shares filed with the Commission on December 15, pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the Shares are to be sold by the Selling Stockholders as described in the Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

MannKind Corporation

December 15, 2015

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM